Exhibit 10.9

SEVERANCE PAY AGREEMENT

FOR KEY EMPLOYEE

Reference is made to that certain agreement (the “Agreement”) entered into as of August 1, 2005 between Asbury Automotive Group, Inc. and its subsidiaries and affiliates (“Asbury”) and Brett Hutchinson (“Executive”), a key employee of Asbury, which provides for an agreed-upon compensation in the event that there is a Termination (as defined below) of Executive’s employment with Asbury. The parties hereto agree to amend and restate such Agreement as hereinafter provided.

1.	Severance Pay Arrangement

If a Termination (as defined below) of Executive’s employment occurs at any time during Executive’s employment, Asbury will pay Executive 12 months of Executive’s base salary as of the date of Termination as Severance Pay. Payment (subject to required withholding) will be made by Asbury to Executive monthly on the regular payroll dates of Asbury starting with the date of Termination.

If Executive participates in a bonus compensation plan at the date of Termination, Severance Pay will also include a portion of the target bonus for the year of Termination in an amount equal to the target bonus multiplied by the percentage of such year that has expired through the date of Termination.

In addition, for 12 months following the date of Termination, Executive shall be entitled to continue to participate at the same level of coverage and Executive contribution in any health and dental insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. The Executive agrees to notify Asbury promptly upon obtaining such other employment. At the end of 12 months, Employee, at his or her option, may elect to obtain COBRA coverage in accordance with the terms and conditions of applicable law and Asbury’s standard policy.

Notwithstanding anything herein to the contrary, if Executive is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue

Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive’s date of Termination.

2.	Definition of Termination Triggering Severance Pay

A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive’s employment with Asbury (1) by Asbury without “cause”, or (2) by Executive because of (x) a material change in the geographic location at which Executive must perform Executive’s services (which shall in no event include a relocation of Executive’s current principal place of business to a location less than 50 miles away), (y) a material diminution in Executive’s base compensation, or (z) a material diminution in Executive’s authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Executive’s employment by Asbury for “cause” or due to Executive’s, death, disability, retirement or voluntary resignation.

For the purposes of this Agreement, the definition of “cause” is: (a) Executive’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Executive being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive’s breach of Sections 3, 4 or 5 below; or (d) Executive’s willful and continued failure to perform Executive’s duties on behalf of Asbury; or (e) Executive’s material breach of a written policy of Asbury. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his or her duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

“Change of Control” is defined in accordance with the definition of such term in Asbury’s 2002 Equity Incentive Plan, as such plan may be amended from time to time.

3.	Confidential Information and Nondisclosure Provision

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, during and after employment with Asbury, Executive shall agree not to disclose to any person (other than to an employee or director of Asbury, or to Asbury’s attorneys, accountants and other advisors or except as may be required by law) and not use to compete with Asbury any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury regarding Asbury or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury (collectively, “Confidential Information”). In the event that Executive’s employment terminates for any reason, Executive will deliver to Asbury on or before the date of Termination all documents and data of any nature pertaining to Executive’s work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this Agreement.

4.	Non-Solicitation of Employees

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees that during employment with Asbury and for 12 months following termination of Executive’s employment for any reason, Executive shall not directly or indirectly solicit for employment or employ any person who, at any time during the 12 months preceding the last day of Executive’s employment, is or was employed by Asbury or induce or attempt to persuade any Executive of Asbury to terminate their employment relationship. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this Agreement.

5.	Covenant Not to Compete

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, while Executive is employed by Asbury and for 12 months following termination of Executive’s employment for any reason (subject to the next paragraph), Executive shall not directly or indirectly engage in, participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any business or activity which competes with the business of Asbury unless expressly consented to in writing by the Chief Executive Officer of Asbury (collectively, “Covenant Not To Compete”).

In the event that Executive’s employment ends for any reason, the provisions of the Covenant Not To Compete shall remain in effect for one year following the date of Termination except that the prohibition above on “any business or activity which competes with the business of Asbury” shall be limited to AutoNation, Inc., Sonic Automotive, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc., f/k/a/ United Auto Group, Inc., Group One Automotive Inc., and other competitive groups of similar size. Executive shall disclose in writing to Asbury the name, address and type of business conducted by any proposed new employer of Executive if requested in writing by Asbury. Executive agrees that in the event of a breach by Executive of this Covenant Not To Compete, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this Agreement.

GENERAL PROVISIONS

A.	Employment is At Will

Executive and Asbury acknowledge and agree that Executive is an “at will” employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.	Execution of Release

As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees to execute a release of all claims arising out of Executive’s employment or Termination including but not limited to any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Alternative Dispute Resolution

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) in the city where Executive is located and in accordance with the rules and procedures of the American Arbitration Association. Each party may choose to retain legal counsel and shall pay its own attorneys’ fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D.	Other Provisions

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to Asbury.

The provisions of Sections 3, 4 and 5 shall survive the termination of this Agreement.

The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

If to Asbury:	Asbury Automotive Group, Inc.
c/o General Counsel
622 3rd Avenue,
37th floor
New York, New York 10017

If to Executive:	To the most recent address of Executive set forth in the personnel records of Asbury.

This Agreement supersedes any and all agreements between Asbury and Executive relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by Asbury and Executive.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Executive Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, Asbury and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

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This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

AGREED TO AS OF FEBRUARY 26, 2008:

BY EXECUTIVE:	BY ASBURY:

ASBURY AUTOMOTIVE GROUP, INC.

/s/ Brett Hutchinson	/s/ Philip R. Johnson
Print Name:	Print Name and Title:
Brett Hutchinson	Philip R. Johnson Vice President, Human Resources